Exhibit 23.1

Board of Directors and Shareholder of
A Paradise III Acquisition Corp.

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated June 8, 2026, except for the Notes 1, 2, 3, 4, 5, 6, 7 and 9, as to which the date is November 6, 2026, in the Registration Statement on Form S-1, under the Securities Act of 1933 with respect to the balance sheet of A Paradise III Acquisition Corp. (the “Company”) as of March 31, 2026, and the related statement of operations, changes in shareholder’s deficit, and cash flows for the period from January 19, 2026 (Inception) to March 31, 2026, and the related notes included herein.

We also consent to the reference of our firm under the caption “Experts” in such Registration Statement.

San Mateo, California	WWC, P.C.
November 6, 2026	Certified Public Accountants
PCAOB ID No. 1171